EXECUTIVE MANAGEMENT AGREEMENT

THIS AGREEMENT is made as of the 18th day of December, 2007 (this “Agreement”), by and between KIT CAPITAL LIMITED, a company duly licensed or incorporated in Dubai, United Arab Emirates, with its principal offices located at Dubai Media City, Building #9, Suite 107, Dubai, UAE (together with its subsidiaries and affiliates, “KIT”), and ROO GROUP, INC., a Delaware corporation, with its principal offices located at 228 East 45th Street, 8th Floor, New York, New York 10017 (together with its wholly owned subsidiaries, the “Company”).
WITNESSETH

WHEREAS, the Company is a service provider engaged in the business of online digital media and advertising; and

WHEREAS, the Company desires to engage KIT to perform certain services for the Company as more fully described herein, starting January 9th, 2008; and

WHEREAS, KIT desires to invest in and manage the Company, commencing as of the Start Date, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

ARTICLE I
SERVICES

1.1 Subject to and upon the terms and conditions of this Agreement, the Company hereby agrees to hire KIT, and KIT hereby agrees to provide management services to the Company.

ARTICLE II
DUTIES

2.1 KIT, and each of the persons individually designated herein to perform services for the Company on behalf of KIT, shall, during the term of this Agreement, report to the Company’s Board of Directors (the “Board”), and shall perform such duties and functions as are customarily assigned to the position(s) to which such persons are assigned as well as such other duties and responsibilities not inconsistent therewith as may be assigned to him from time to time by the Board, including the following: (i) KIT shall designate the following KIT employees (the “KIT Employees”) to assume the respective positions of Chief Executive Officer, Head of Communications (including investor and press relations) and Corporate Development Manager of the Company: Kaleil Isaza Tuzman (“Isaza Tuzman”), Jaime Levine (“Levine”) and Rosario Davi (“Davi”); (ii) KIT and/or the KIT Employees shall provide (a) overall strategic and operational assessments of the Company’s businesses; (b) day-to-day strategic and operational management; (c) cost reduction and efficiency realization; (d) competitive business reviews; (e) business development, including sales, sales support, equity capital fundraising, merger and acquisition sourcing and execution, etc.; (f) human resources reviews and recommendations; and (g) branding and marketing; (iii) KIT shall be expressly authorized on behalf of the Company to terminate staff, close offices, divest assets and take all such other actions as it deems necessary, in its reasonable judgment and subject to board approval where required, to achieve cost reductions and efficiencies for the Company; (iv) Kaleil Isaza Tuzman shall have full authority to act for and bind the Company and shall be an authorized signatory of the Company, subject to prior board approval. Robert Petty (“Petty”) shall resign as Chief Executive Officer and assume the position of Founder and Vice-Chairman as of the Start Date. In the event that any KIT employees cease to serve in the roles designated in Section 2.1(i) above, then and in such event a suitable replacement may be made by KIT subject to approval by the Board, and should such approval not be granted, the compensation payable pursuant to this Agreement shall be adjusted as shall be reasonably agreed upon in good faith between the parties.

2.2 KIT Employees shall devote so much of their time to the activities of the Company as is necessary and appropriate to carry out their duties hereunder. The foregoing notwithstanding, the Company acknowledges and agrees that during the term of KIT’s involvement with the Company, KIT, its affiliates, employees, agents or consultants, may perform and continue to perform consulting services for other entities (excluding any “IPTV” provider) and may accept directorships with and continue to serve as a director of such entities, so long as such activities do not materially interfere with the performance of KIT’s responsibilities in accordance with this Agreement or violate the provisions of ARTICLE IX of this Agreement. For example, the Company acknowledges and is aware of KIT’s current investments, board memberships or consulting activities for World Recognition International, LLC, Oakwood Homes Corp., Automated Benefits Corp., Heart of Entrepreneurship, LLC, and Yom Investments, Ltd. The Company further acknowledges that KIT is a shareholder and member of the board of directors of JumpTV Inc. and the Company expressly waives any conflict of interest that may now exist or may later arise as a result of KIT’s relationship with JumpTV Inc.

2.3 As a means of controlling Company costs, commencing as of the Start Date and continuing for the duration of the term hereof, unless the Board determines otherwise or designates another delegated party, no expenditure of more than $2,500 may be made by the Company or any of its employees, agents or consultants without one of the KIT Employees’ prior written consent, which consent may be given by email.

2.4 Isaza Tuzman shall be appointed to the Company’s Board as Chairman as of the Start Date, which will at that time be comprised of no more than two (2) additional Board members. Kaleil Isaza Tuzman, on behalf of KIT, shall have the right to designate by notice to the Company up to four persons to serve from time to time as members of the Board of Directors. The Company shall, from time to time, use its best efforts to cause the election of the person(s) so designated to serve as members of the Board of Directors as promptly as possible. If for any reason under applicable law or the Company’s By-laws any such designee cannot immediately be elected to the Board of Directors, then until such time as such person(s) is elected to the Board of Directors (i) the person(s) so designated shall have the right to be present at all meetings of the Board of Directors, but shall not be entitled to vote on any action taken at such meeting, (ii) the Company shall provide notice to such person(s) of the date, place and time of each such meeting at least the same period in advance as the shortest such notice provided to any member of the Board of Directors, (iii) the Company shall provide such person(s) all agendas and other information and materials provided to the Board of Directors contemporaneously with the time the Company provides the same to the Board of Directors and (iv) the Company shall provide to such person(s) copies of each proposed unanimous written consent of the Board of Directors which consent is given to all members of the Board of Directors for execution by the directors during such period, at the same time such written consent is given to all members of the Board of Directors. In case any person designated as a member of the Board of Directors pursuant to this Section 2.4 shall resign, die, be removed from office or otherwise be unable to serve, the Majority Holders shall be entitled to appoint a Person to designate a replacement pursuant to, and in accordance with, this Section 2.4. Ultimately, during the term of this Agreement the Company’s Board shall consist of no more than seven (7) members.

2.5 KIT, acting by Isaza Tuzman, shall report directly to the Board.

ARTICLE III
COMPENSATION

3.1 Subject to the terms of this Agreement, during the term of KIT’s managements services provided to the Company, KIT shall be compensated for its services (including the services of Isaza Tuzman, Levine and Davi) initially at the rate of Fifty Thousand Eight Hundred ($50,800) Dollars per month, subject to such increases as the Board may determine in accordance with Section 6.1 hereof (the “Base Compensation”). KIT shall be responsible for, and shall indemnify Company in connection with, any employer obligations arising in connection with sums paid hereunder. The Base Compensation shall commence as of the Start Date (with the first monthly installment due as of that date). For avoidance of doubt, if the Company were to determine that any withholding taxes were required on the Base Compensation payments, such Base Compensation would be adjusted upwards such that the net cash payment to KIT remained at the $50,800 level.

3.2 KIT shall receive an initial signing incentive payment of Sixty-Eight Thousand Five Hundred ($68,500) Dollars upon the full execution of this Agreement.

ARTICLE IV
STOCK OPTIONS; SYNTHETIC STOCK; RIGHT TO PURCHASE STOCK

4.1 As an inducement to KIT to enter into this Agreement, the Company hereby grants to KIT and/or its designees options to purchase shares of the Company’s common stock (“Common Stock”), as follows:

Subject to the terms and conditions of the Company’s Employee Stock Option Plan (the “Plan”), which are incorporated herein by reference, KIT is hereby granted options (the “Options”) to purchase 2,100,000 of the Company’s Common Stock 700,000 shall vest as of the Start Date and the remaining 1,400,000 of which shall vest, pro rata, on a monthly basis, over a period of three (3) years commencing as of the Start Date (1/36th per month). The exercise price of the Options shall be fixed by the Board of the Company no later than 8:00AM on the day following the date of execution of this Agreement, and shall be 5% higher than the weighted average closing price of the three previous trading days.

4.2 Levine and Davi shall receive like Options (same issuance date, vesting schedule and exercise price) commensurate with their respective roles with the Company.

4.3 As a further inducement to KIT to enter into this Agreement, the Company shall promptly institute a synthetic or “phantom” stock plan (the “Phantom Stock Plan”) pursuant to which the Company shall grant KIT “phantom” shares (the “Phantom Shares”) equal to 2,100,000 shares of the Company’s Common Stock. The Phantom Shares shall vest, pro rata, on a monthly basis, over a period of three (3) years commencing as of the Start Date (1/36th per month). The terms of the Phantom Stock Plan shall be mutually acceptable to the Company and KIT.

4.4 Within 15 days of receipt of a written request from KIT during the first 150 days after execution of this Agreement, the Company shall use its best efforts to cause the holders of the Company’s preferred stock (“Preferred Stock”) to agree to sell to KIT (subject to all applicable securities laws, rules and regulations), at KIT’s sole option, a maximum of Five Million One Hundred Thousand (5,100,000) shares of Preferred Stock at a price per share of US$0.38. The Company’s failure to comply with its obligations under this Section 4.4 shall be deemed a material breach of this Agreement.

4.5 Additionally, within 30 days after KIT’s written request (subject to all applicable securities laws, rules and regulations) at any point during the first 150 days after execution of this Agreement, the Company shall permit KIT to purchase from the Company a maximum of five million (US$5,000,000) dollars of the Company’s Common Stock at a price per share of no higher than a 15% premium to the closing price of the Common Stock on the date of execution of this Agreement, and an additional minimum of ten million (US$10,000,000) dollars of the Company’s Common Stock at a price not exceeding ninety (90%) percent of the five (5) day trailing weighted average trading price of such Common Stock at the time of purchase. The second purchase of Common Stock (for US$10 million minimum) shall be subject to prior Board approval. The Company’s failure to comply with its obligations under this Section 4.4 shall be deemed a material breach of this Agreement.

4.6  Following the purchase by KIT of any of the shares of Preferred Stock and/or Common Stock pursuant to Sections 4.4 and/or Section 4.5 above, the Company shall use its best efforts to register the shares underlying and issuable upon conversion of the Preferred Stock and/or the Common Stock purchased by KIT on a Form SB-2 Registration Statement (or such other appropriate Form as is available for use in connection with the registration of such shares), subject to customary underwriter cutbacks, if applicable, and shall rank in equal priority with the registration rights held by existing preferred stockholders.

ARTICLE V
ADDITIONAL INCENTIVE COMPENSATION

5.1 Upon the date the Company shall achieve (i) two (2) consecutive quarters of GAAP profitability or (ii) the Company’s total monthly revenue equals or exceeds Six Million ($6,000,000) Dollars (the “Milestone Date”), KIT shall be paid in stock, within 15 days thereafter, an incentive bonus equal to the greater of (x) the preceding twelve (12) months’ Base Compensation or (y) the previous month’s monthly installment of Base Compensation multiplied by twelve (12). In addition, all unvested Options and Phantom Shares shall vest as of the Milestone Date.

ARTICLE VI
COMPENSATION ADJUSTMENT

6.1 Upon each anniversary date of the date hereof, the Board shall in good faith and based upon the Company’s performance results for the preceding year determine whether to adjust KIT’s Base Compensation and/or to issue KIT additional Options and/or Phantom Shares upon substantially the same terms as are set forth above. It is anticipated that KIT’s compensation shall increase if performance results are favorable.

ARTICLE VII
BENEFITS

7.1 All travel undertaken by the KIT Employees on behalf of the Company shall be at the sole cost and expense of the Company. Kaleil Isaza Tuzman shall be permitted to fly business class for all flights in excess of four (4) hours, provided best available fares are sought. All lodging and food costs incurred by KIT Employees while traveling and/or conducting business for the Company shall be advanced or reimbursed by the Company in accordance with Company policy as applied to like executives.

7.2 In addition, the Company shall pay any required security deposit or other deposits and all relocation and furnishing costs up to a maximum of Thirteen Thousand ($13,500) Dollars for relocation of KIT employees and a New York City corporate apartment for KIT employees.

7.4 During the term of this Agreement and for a period of ninety (90) days after the expiration or earlier termination thereof, the Company shall pay all monthly costs for use by KIT Employees of Blackberry or similar hand-held devices and cellular telephones. The costs shall be paid directly to the service provider on a monthly basis or shall immediately be reimbursed to KIT.

7.5 The Company acknowledges that KIT shall hire forthwith an executive assistant (the “EA”) at a maximum gross salary per month of Five Thousand Five Hundred ($5,500) Dollars. Upon such hiring, the Company shall adjust the Base Compensation by an amount equal to the gross salary agreed to between KIT and the EA.

ARTICLE VIII
EXPENSES

8.1 KIT shall be reimbursed by the Company for all reasonable expenses incurred for Company business within ten (10) days after submission by KIT of appropriate receipts or expense reports in accordance with Company policy.

8.2 The Company shall establish a Dubai “free zone” subsidiary (the “Dubai Subsidiary”) and shall sponsor residency visas for Isaza Tuzman and Levine and pay all associated costs thereof through the Dubai Subsidiary. In addition, the Company or the Dubai Subsidiary shall pay all reasonable expenses of Isaza Tuzman and Levine for travel to and from Dubai in connection with residency visa requirements, at least two (2) times per year for each KIT employee.

ARTICLE IX
RESTRICTIVE COVENANTS

9.1 KIT recognizes and acknowledges that the Company, through the expenditure of consider-able time and money, has developed and will continue to develop in the future information concerning customers, clients, marketing, business and operational methods of the Company and its customers or clients, contracts, financial or other data, technical data or any other confidential or proprietary information possessed, owned or used by the Company, and that the same are confidential and proprietary, and are "confidential information" of the Company. In consideration of its retention by the Company hereunder, KIT agrees that neither it, nor any of the KIT Employees and/or any other KIT employees or agents will (KIT, the KIT Employees and/or any other KIT employees or agents are hereinafter collectively referred to as the “KIT Persons”), without the consent of the Board, make any disclosure of confidential information now or hereafter possessed by the Company to any person, partnership, corporation or entity either during or after the term hereunder, except to employees of the Company or its subsidiaries or affiliates and to others within or without the Company, as KIT and/or such KIT Persons may deem necessary in order to conduct the Company's business and except as may be required pursuant to any court order, judgment or decision from any court of competent jurisdiction. The foregoing shall not apply to information which is in the public domain on the date hereof; which, after it is disclosed to any of the KIT Persons by the Company, is published or becomes part of the public domain through no fault of any of the KIT Persons; which is known to any of the KIT Persons prior to disclosure thereof to him by the Company as evidenced by any of the KIT Persons written records; or, after any of the KIT Persons is no longer employed by the Company, which is thereafter disclosed to any of the KIT Persons in good faith by a third party which is not under any obligation of confidence or secrecy to the Company with respect to such information at the time of disclosure to any of the KIT Persons. The provisions of this Section shall continue in full force and effect notwithstanding any lawful termination of any KIT under this Agreement for a period of one year (1) following said termination.

a) During the period from the date of this Agreement until one (1) year following the date on which KIT’s retention with the Company is lawfully and properly terminated, none of the KIT Persons will, directly or indirectly, solicit, any individual who was an employee of Company during the six (6) month period prior to the lawful and proper termination of this Agreement, to leave Company's employ, or to become employed by any person or entity other than the Company.

b) KIT acknowledges that the restrictive covenants (the "Restrictive Covenants") contained in this ARTICLE IX are a condition of KIT’s retention and are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part of any of the Restrictive Covenants, is invalid or unenforceable, the remainder of the Restrictive Covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or enforceable because of the geographic or temporal scope of such provision, such court shall have the power to reduce the geographic or temporal scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

c) If KIT breaches, or threatens to breach, any of the Restrictive Covenants, the Company, in addition to and not in lieu of any other rights and remedies it may have at law or in equity, shall have the right to injunctive relief; it being acknowledged and agreed to by KIT that any such breach or threatened breach would cause injury to the Company and that money damages would not provide an adequate remedy to the Company.

ARTICLE X
TERM

10.1 This Agreement shall be for a three-year term (the “Initial Term”) commencing on January 9, 2008 (the “Start Date”) and terminating on January 9th, 2011 (the “Expiration Date”), unless sooner terminated as provided herein or mutually extended. The period commencing as of the Start Date and ending on the Expiration Date is referred to herein as the “Services Term.”

10.2 Unless this Agreement is earlier terminated pursuant to the terms hereof, the Company agrees to use its best efforts to notify KIT in writing whether it intends to negotiate a renewal of this Agreement six (6) months prior to the Expiration Date.

ARTICLE XI
TERMINATION

11.1 The Company may terminate this Agreement by giving a Notice of Termination (as hereinafter defined) to KIT in accordance with this Agreement: (i) for Cause; or (ii) without Cause. For purposes of this Agreement, “Cause” shall mean: (i) willful disobedience by KIT or any KIT Employee of a material and lawful instruction of the Board; (ii) conviction of KIT or any KIT Employee of any misdemeanor involving fraud or embezzlement or similar crime, or any felony; (iii) fraud, gross negligence or willful misconduct in the performance of its or his duties to the Company; (iv) the determination by any regulatory or judicial authority (including any securities self-regulatory organization) that Executive directly violated, before or after the date hereof, any federal or state securities law, any rule or regulation adopted thereunder; or (v) the continued and willful failure by Executive to substantial-ly and materially perform his material duties hereunder; provided that the Company shall not have the right to terminate KIT pursuant to the foregoing clauses (i) and (iii) unless written notice specifying such breach shall have been given to KIT and, in the case of breach which is capable of being cured, KIT or any KIT Employee, as the case may be, shall have failed to cure such breach within thirty (30) days after its or his receipt of such notice.

11.2 KIT may terminate this Agreement by giving a Notice of Termination to the Company in accordance with this Agreement, at any time, with or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean (i) a change in KIT’s or any KIT Employee’s status, title, position or responsibilities (including reporting responsibilities) which, in the reasonable judgment of KIT, represents an adverse change from its or his status, title, position or responsibilities; the assignment to KIT or any KIT Employee of any duties or responsibilities which, in the reasonable judgment of KIT, are inconsistent with his or its status, title, position or responsibilities; or any removal of KIT or any KIT Employee from or failure to reappoint or reelect it or him to any of such offices or positions, except in connection with the termination of KIT’s employment for Cause or other than for Good Reason; (ii) a reduction in the KIT’s Base Compensation or benefits, or any failure to pay or award KIT any compensation or benefits to which KIT is entitled within five (5) days of the date due; and (iii) a Change of Control, as described in Article XII provided that KIT shall not have the right to terminate this Agreement pursuant to the foregoing clauses unless written notice specifying such breach shall have been given to the Company and, in the case of breach which is capable of being cured, the Company shall have failed to cure such breach within fifteen (15) days after its receipt of such notice.

11.3 For purposes of this Agreement, a “Notice of Termination” shall mean a written notice from the Company, or KIT, of termination of this Agreement which indicates the specific termination provision in this Agreement relied upon, if any, and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of this Agreement under the provision so indicated; provided that termination for Good Reason based on a Change of Control shall be served only in accordance Article XII. A Notice of Termination served by the Company shall specify the effective Termination Date.

11.4 For purposes of this Agreement, “Termination Date” shall mean (i) in the case of Good Reason, ten (10) days from the date the Notice of Termination is given to the Company, except for a Change in Control, as described in Article XII; (ii) in the case of termination after the Expiration Date, the last day of services rendered; and (iv) in all other cases, the date specified in the Notice of Termination; provided, however, if this Agreement is terminated by the Company for any reason except Cause, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to KIT.

11.5  Upon termination of this Agreement on or after the Expiration Date for any reason except Cause (and including termination by KIT for Good Reason), the Company shall pay KIT, in addition to any other payments due hereunder, a cash severance payment equal to the greater of (i) the total amount paid to KIT during the preceding twelve (12) months, including Base Compensation and all bonuses, or (ii) the previous month’s monthly installment of Base Compensation multiplied by twelve (12). In addition, fifty (50%) percent of all then unvested Options and Phantom Shares shall vest immediately. The above severance provisions shall apply equally to any KIT Employee who has received cash or equity incentive compensation. For purposes of computing the cash severance payment, Base Compensation shall include any automatic increases to Base Compensation to which KIT or any KIT Employee, as the case may be, would have been entitled had this Agreement not been terminated. Cash severance shall be paid within fifteen (15) days after the Termination Date.

11.6 Neither KIT nor any KIT Employee, as the case may be, shall be required to mitigate the amount of any severance payment provided for in this Agreement by seeking or obtaining employment.

ARTICLE XII
EXTRAORDINARY TRANSACTIONS

12.1 For purposes of this Agreement, a “Change in Control” shall mean any of the following events:

A.  An acquisition (other than directly from the Company) of any classes of the voting stock of the Company entitled to vote (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of fifty (50%) percent or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company, or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a “Subsidiary”), or (2) the Company or any Subsidiary.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because a Person (the “Subject Person”) gained Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

B. Approval by stockholders of the Company of: (i) A merger, consolidation or reorganization involving the Company, unless: (1) the stockholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty (50%) percent of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and (2) no Person (other than the Company, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary) becomes Beneficial Owner of twenty (20%) percent or more of the combined voting power of the Surviving Corporation’s then outstanding voting securities as a result of such merger, consolidation or reorganization, a transaction described in clauses (1) and (2) shall herein be referred to as a “Non-Control Transaction”; or (ii) an agreement for the sale or other disposition of all or substantially all of the assets of the Company, to any Person, other than a transfer to a Subsidiary, in one transaction or a series of related transactions; or (iii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

12.2 Notwithstanding anything contained in this Agreement to the contrary, if this Agreement is terminated prior to a Change in Control and KIT reasonably demonstrates that such termination (i) was at the request of a third-party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”) or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control, then for all purposes of this Agreement, the date of a Change in Control with respect to KIT shall mean the date immediately prior to the date of such termination of this Agreement.

12.3 In the event of a Change of Control as described herein, (i) KIT shall receive cash compensation as described in Section 11.5 above, and (ii) the conditions to the vesting of any outstanding Options, Phantom Shares or other incentive awards (including restricted stock, stock options and granted performance shares or units (collectively, the “Awards”)) granted to KIT under any of the Company’s benefit plans, or under any other incentive plan or arrangement, shall be immediately deemed void and all such Awards shall be immediately and fully vested and exercisable. Further, the Options and shall be deemed amended to provide that in the event of termination after an event enumerated in this Article XII, the options shall remain exercisable for the duration of their original term.

ARTICLE XIII
JURISDICTION

13.1 This Agreement has been made in, and shall be interpreted according to the laws of the State of New York without any reference to the conflicts of laws rules thereof. The parties hereto submit to the jurisdiction of the Courts of the State of New York for the purpose of any action or proceeding which may be brought to enforce the provisions of this Agreement. The foregoing notwithstanding, KIT, at its option, may elect to make this Agreement subject to the exclusive jurisdiction of the United Arab Emirates.

ARTICLE XIV
INDEMNIFICATION

14.1 The Company hereby agrees to indemnify, defend, and hold harmless KIT, its officers, directors, shareholders, agents, consultants, affiliates, successors and assigns, the KIT Employees and all other KIT employees (collectively, the “Indemnitees”), from and against any and all claims arising from or related to KIT’s services to the Company, or any claim related to prior services performed for JumpTV Inc., at any time asserted, at any place asserted, to the maximum extent permitted by the Company’s Certificate of Incorporation, By-Laws, and the Delaware General Corporation Law.

The Company shall maintain such insurance as is necessary and reasonable to protect KIT and the KIT Employees from any and all claims arising from or in connection with KIT’s services to the Company during the service period and for a period of five (5) years after the Termination Date for any reason. The provisions of this Section 14.1 are in addition to and not in lieu of any indemnification, defense or other benefit to which KIT and the KIT Employees may be entitled by statute, regulation, common law or otherwise. Notwithstanding anything to the contrary herein, the Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses which result from any compromise or settlement not approved by the Company or which are determined by a final judgment of a court of competent jurisdiction to have resulted solely from the fraud, willful misconduct or gross negligence of the Indemnitees.

ARTICLE XV
PRESS RELEASE

15.1 Any press release by the Company relating to or made during the term of this Agreement shall require KIT’s prior written consent, which consent may be given by email and will not be unreasonably withheld.

ARTICLE XVI
LEGAL FEES

16.1 The Company shall reimburse KIT forthwith for all reasonable legal fees and related costs incurred in connection with the preparation, review, negotiation and execution of this Agreement.

ARTICLE XVII
SEVERABILITY

17.1 If any provision of this Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

ARTICLE XVIII
NOTICE

18.1 For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when (a) personally delivered or (b) sent by (i) a nationally recognized overnight courier service or (ii) certified mail, return receipt requested, postage prepaid and in each case addressed to the respective addresses as set forth below or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph. All notices and communications shall be deemed to have been received on (a) if delivered by personal service, the date of delivery thereof; (b) if delivered by a nationally recognized overnight courier service, on the first business day following deposit with such courier service; or (c) on the third (3rd) business day after the mailing thereof via certified mail. Notwithstanding the foregoing, any notice of change of address shall be effective only upon receipt.

The current addresses of the parties are as follows:

ROO Group, Inc.
228 Eat 45th Street, 8th Floor
New York, New York 10017

KIT Capital Limited

__________________

ARTICLE XIX
BENEFIT

19.1 This Agreement shall inure to, and shall be binding upon, the parties hereto, and their respective successors and assigns.

ARTICLE XX
WAIVER

20.1 The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

ARTICLE XXI
ASSIGNMENT

21.1 This Agreement may not be assigned, in whole or in part, by the Company or KIT without the other party’s prior written consent. The foregoing notwithstanding, KIT may assign all or any portion of this Agreement to an affiliate, and may require the Company to assign all or any portion to the Dubai Subsidiary.

ARTICLE XXII
ENTIRE AGREEMENT

This Agreement contains the entire agreement between the parties hereto. No change, addition, or amendment shall be made hereto, except by written agreement signed by the parties hereto or as otherwise provided herein.

ARTICLE XXIII
NON-CONTRAVENTION

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any agreement or restriction of any kind or character to which KIT is a party to or by which KIT is bound.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seals the day and year first above written.

ROO GROUP, INC. By: __/s/ Robert Petty Name: _Robert Petty Title: Chief Executive Officer KIT CAPITAL LIMITED By: __/s/ Kaleil Isaza Tuzman Name: _Kaleil Isaza Tuzman Title: _Managing Director